Exhibit 99.1

For Immediate News Release

October 31, 2011

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2011 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended September 30, 2011 was $44,824,000. This resulted in Earnings per Share – diluted (“EPS”) of $0.49 for the quarter ended September 30, 2011, compared to EPS of $0.29 for the comparable period of 2010, an increase of 69.0%. For the nine months ended September 30, 2011, EPS was $1.33 compared to $1.76 for the comparable period of 2010, a per share decrease of 24.4%.

The increase in EPS for the quarter ended September 30, 2011 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from communities. The decrease in EPS for the nine months ended September 30, 2011 from the prior year period is due primarily to a decrease in real estate sales and related gains in 2011, offset partially by an increase in NOI from communities.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2011 increased 19.4% to $1.17 from $0.98 for the comparable period of 2010. FFO per share for the nine months ended September 30, 2011 increased 13.0% to $3.38 from $2.99 for the comparable period of 2010. Adjusting for the non-routine items detailed in this release, some of which are presented in the table below, FFO per share for the three and nine months ended September 30, 2011 would have increased by 18.2% and 12.8%, respectively from the prior year periods.

The following table provides a comparison of the Company’s actual results to the outlook provided in its second quarter 2011 earnings release in July 2011:

Third Quarter 2011 Results Comparison to July 2011 Outlook

Per Share

Projected FFO per share (1)	$1.17

Common equity offering	(0.03)
Overhead, interest and other	0.03
Community NOI	0.01
Land activity (2)	(0.01)

FFO per share 3Q 2011 Reported Results	$1.17

(1) Represents the mid-point of the Company’s July 2011 outlook

(2) See discussion under Land Activity.

Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “NOI growth topped 9% and drove FFO per share growth of more than 19%. Apartment fundamentals remain favorable and with solid core portfolio growth, new development activity and a strong balance sheet, we are well positioned for earnings growth into 2012.”

Operating Results for the Quarter Ended September 30, 2011 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $25,478,000, or 11.2%, to $253,188,000. For Established Communities, rental revenue increased 5.8%, attributable to an increase in average rental rates of 5.9%, offset by a decrease in Economic Occupancy of 0.1%. Total revenue for Established Communities increased $9,690,000 to $179,146,000. Operating expenses for Established Communities decreased $540,000, or 0.9%, to $58,606,000. Accordingly, NOI for Established Communities increased by 9.3%, or $10,230,000, to $120,540,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter of 2011 compared to the third quarter of 2010:

Q3 2011 Compared to Q3 2010

	Rental Revenue	Operating Expenses	NOI	% of NOI (1)

New England	6.0%	1.7%	8.6%	18.8%

Metro NY/NJ	4.7%	(5.4%)	10.0%	28.4%

Mid-Atlantic/Midwest	4.8%	2.0%	6.1%	16.0%

Pacific NW	6.3%	4.8%	7.1%	4.5%

No. California	8.5%	2.9%	11.1%	18.7%

So. California	5.8%	(6.4%)	13.1%	13.6%

Total	5.8%	(0.9%)	9.3%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Nine Months Ended September 30, 2011 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $66,339,000, or 9.9% to $733,855,000. For Established Communities, rental revenue increased 4.7% due to an increase in average rental rates of 4.9%, offset by a decrease in Economic Occupancy of 0.2%. Total revenue for Established Communities increased $23,339,000 to $525,028,000. Operating expenses for Established Communities decreased $2,010,000, or 1.2% to $170,835,000. Accordingly, NOI for Established Communities increased by $25,349,000, or 7.7%, to $354,193,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2011 as compared to the nine months ended September 30, 2010:

YTD 2011 Compared to YTD 2010

	Rental Revenue	Operating Expenses	NOI	% of NOI (1)
New England	5.2%	(0.4%)	8.6%	19.0%
Metro NY/NJ	4.1%	(2.2%)	7.3%	28.0%
Mid-Atlantic/Midwest	4.7%	(0.2%)	6.8%	16.2%
Pacific NW	4.1%	2.7%	4.7%	4.4%
No. California	6.2%	(0.5%)	9.3%	19.3%
So. California	3.4%	(4.3%)	7.8%	13.1%

Total	4.7%	(1.2%)	7.7%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the third quarter of 2011, the Company commenced construction of four communities: Avalon Irvine II, located in Irvine, CA, Avalon Ballard, located in Seattle, WA, Avalon Shelton III, located in Shelton, CT, and Avalon Hackensack, located in Hackensack, NJ. These four communities will contain 921 apartment homes and will be developed for an estimated Total Capital Cost of $210,100,000.

During the third quarter of 2011, the Company completed two communities: Avalon Springs II, located in Wilton, CT, containing 100 apartment homes and Avalon Brandemoor II, located in Lynnwood, WA, containing 82 apartment homes, for an aggregate Total Capital Cost of $45,100,000.

During the third quarter of 2011 the Company acquired six land parcels for an aggregate purchase price of approximately $65,270,000 for the development of 1,740 apartment homes with an expected Total Capital Cost of $374,650,000. The Company has started or anticipates starting construction within the next three to six months on all six of these land parcels.

Redevelopment Activity

During the third quarter of 2011, the Company commenced the redevelopment of three communities: Avalon Foster City, located in Foster City, CA, Avalon at Ballston – Washington Towers, located in Arlington, VA, and Avalon Santa Margarita, located in Rancho Santa Margarita, CA. These communities contain 933 apartment homes and will be redeveloped for an estimated Total Capital Cost of $28,400,000, excluding costs incurred prior to redevelopment.

During the third quarter of 2011, the Company completed the redevelopment of three communities: Avalon Princeton Junction, located in West Windsor, NJ , Avalon Commons, located in Smithtown, NY and Avalon Pleasanton, located in Pleasanton, CA. These communities contain 1,280 apartment homes and were redeveloped for $39,000,000, excluding costs incurred prior to redevelopment.

Land Activity

During the third quarter of 2011, the Company evaluated its land portfolio, disposing of three unimproved land parcels, further impairing two land parcels and impairing a joint venture investment in a for-sale development.

The three unimproved land parcels that were sold are located in Canoga Park, CA, Kirkland, WA, and Danvers, MA. The Company sold these land parcels for $34,475,000 resulting in an aggregate gain in accordance with GAAP of $13,716,000. The Company had previously recorded aggregate impairment charges on two of these assets in prior years when it determined that it would no longer develop the assets. The pre-impairment basis of the three land parcels was $39,010,000, resulting in a net economic loss, net of disposition costs of $6,494,000.

The Company also further impaired two land parcels, located in Chicago, IL and Wheaton, MD, and impaired an investment in an unconsolidated development joint venture. The Company recorded an impairment charge of $14,052,000 in the third quarter of 2011 associated with these assets.

Investment and Investment Management Fund Activity

During the third quarter of 2011, AvalonBay Value Added Fund, L.P (“Fund I”, a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%) sold Avalon Redondo Beach, located in Redondo Beach, CA. This community contains 105 apartment homes and was sold for $33,100,000. This disposition resulted in a gain in accordance with GAAP of $12,445,000 and an Economic Gain of $7,947,000. The Company’s share of the gain in accordance with GAAP was

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

approximately $1,743,000 and its share of the Economic Gain was approximately $1,062,000.

During the third quarter of 2011, AvalonBay Value Added Fund II, L.P. (“Fund II”, a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired Captain Parker Arms, a garden-style community consisting of 94 apartment homes located in Lexington, MA. The community was acquired for a purchase price of $20,850,000.

In October 2011, Fund II acquired Highlands at Rancho San Diego, consisting of 676 apartment homes located in San Diego, CA for a purchase price of $124,000,000. In conjunction with the acquisition, Fund II is extinguishing an outstanding mortgage note secured by the community, incurring a prepayment penalty, of which the Company’s proportionate share is approximately $950,000. The Company’s outlook for the fourth quarter and full year 2011 includes the impact of this prepayment penalty.

At October 31, 2011, Fund II had invested $771,330,000. While the investment period for Fund II closed in August 2011, additional acquisition activity may occur associated with active acquisition candidates identified prior to the end of the investment period.

Financing, Liquidity and Balance Sheet Statistics

In September 2011, the Company entered into a variable rate unsecured credit facility with an available borrowing capacity of $750,000,000 and a 4-year term, plus a one year extension option as well as a nonbinding option to expand the facility to $1,300,000,000, subject to lender approval. Concurrent with the establishment of the new credit facility, the Company cancelled its existing $1,000,000,000 variable rate unsecured credit facility which was scheduled to expire in November 2011.

The Company had no amounts outstanding under the new credit facility and had $52,945,000 outstanding in letters of credit as of September 30, 2011.

At September 30, 2011, the Company had $759,027,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the nine months ended September 30, 2011 was 69%. Interest Coverage for the third quarter of 2011 was 3.5 times.

New Financing Activity

In August 2011, the Company issued 5,865,000 shares of its common stock at a net price of $128.25 per share. Net proceeds after underwriting discounts of approximately $725,850,000 are expected to be used to fund the Company’s investment activity, including development, redevelopment and acquisitions and for general corporate purposes.

In November 2010, the Company commenced its second continuous equity offering program (“CEP II”), under which the Company can issue up to $500,000,000 of common stock during a 36-month period. During the three months ended September 30, 2011, the Company sold 256,167 shares at an average price of $127.90 per share, for net proceeds of $32,271,000. From inception of CEP II through September 30, 2011, the Company has issued 2,490,765 shares at an average price of $119.84 per share for net aggregate proceeds of $294,000,000.

Debt Repayment Activity

In August 2011, the Company repaid, at par, a 7.25% coupon fixed rate secured mortgage note in the amount of $7,191,000 in advance of its October 2011 scheduled maturity date.

In September 2011, the Company repaid a 6.63% coupon fixed rate unsecured note in the amount of $189,900,000 in accordance with its scheduled maturity date.

In October 2011, the Company repaid a 5.88% coupon fixed rate secured mortgage note in the amount of $54,584,000 in advance of its January 2019 scheduled maturity. As part of this transaction, the Company incurred a prepayment penalty of $1,092,000 which will be recognized as loss on early retirement of debt in the fourth quarter of 2011. This prepayment penalty is included in the Company’s financial outlook for the fourth quarter and full year 2011, provided below.

Fourth Quarter and Full Year 2011 Financial Outlook

For the fourth quarter of 2011, the Company expects EPS in the range of $0.54 to $0.58. The Company expects EPS for the full year 2011 to be in the range of $1.84 to $1.88.

The Company expects Projected FFO per share in the range of $1.19 to $1.23 for the fourth quarter of 2011 and Projected FFO per share for the full year 2011 to be in the range of $4.57 to $4.61.

The following table presents a comparison of the Company’s current full year 2011 outlook to the outlook provided by the Company in July 2011 in conjunction with its second quarter 2011 earnings release.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2011 Results
Comparison to July 2011 Outlook

Per Share

Projected FFO per share July 2011 Outlook(1)	$ 4.67

Common equity offering	(0.08)
Interest, overhead and other	0.02
Debt prepayment penalties	(0.02)

Projected FFO per share October 2011 Outlook(1)	$ 4.59

(1) Represents the mid-point of the Company’s Outlook.

The Company’s outlook for the fourth quarter and full year 2011 includes non-routine items and other costs related to acquisitions, dispositions or other transactions that have occurred as of the date of this earnings release. Any costs related to acquisitions, dispositions or other transactions that may occur subsequent to the date of this earnings release, including expensed acquisition costs and mortgage prepayment penalties, are not included in the Company’s fourth quarter and full year 2011 outlook.

The Company is currently pursuing the sale of two apartment communities that could have an impact on earnings and FFO during the fourth quarter of 2011. These potential sales are not included in the financial outlook provided above.

One community is subject to a ground lease where lease expenses charged to earnings exceed actual cash lease payments. The Company previously expected that the excess amounts expensed over actual cash lease payments during the current year would be reversed and recognized as a reduction in full year lease payments (reducing operating expenses) upon sale. Prior year excess costs were expected to, and will be recorded as an increase in the expected gain on the asset sold.

We now expect that, if the asset is sold during the fourth quarter, current year-to-date excess amounts expensed over actual cash lease payments will also be included as an addition to the gain on sale (even though the excess costs were treated as a reduction in FFO in the current year) and will not be included as an increase in FFO per share.

The Company is marketing a community with secured fixed rate debt totaling $94,572,000. The Company expects to record a charge to earnings for early extinguishment of debt of approximately $3,400,000 at the date of sale or at the early redemption of the debt in anticipation of the sale, which is not reflected in the outlook provided above.

Fourth Quarter 2011 Conference/Event Schedule

The Company is scheduled to participate in the NAREIT REITWorld 2011 conference in Dallas, TX on November 15-17 and real estate conferences hosted by Goldman Sachs and Barclays Capital in New York, NY on December 1 and December 6, respectively. During these conferences, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company. Should a webcast be available at any of these conferences, details on access will be available in advance of the conference event at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on November 1, 2011 at 1:00 PM ET to review and answer questions about this release, its third quarter 2011 results, the Attachments (described below) and related matters. To participate in the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally, and use Access Code: 13318082.

To hear a replay of the call, which will be available from November 1, 2011 at 5:00 PM ET to November 4, 2011 at 11:59 PM ET, dial 1-855-859-2056 domestically and 1-404-537-3406 internationally, and use Access Code: 13318082. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition, and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of September 30, 2011, the Company owned or held a direct or indirect ownership interest in 199 apartment communities containing 57,426 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and eight communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations, at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected fourth quarter and full year 2011 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2011 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2011	2010	2011	2010

Net income attributable to common stockholders	$44,824	$24,654	$118,537	$148,304
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	64,499	59,794	191,933	175,399
Distributions to noncontrolling interests, including discontinued operations	7	14	20	41
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,743)	--	(1,743)	--
Gain on sale of previously depreciated real estate assets	--	--	(7,675)	(72,220)

FFO attributable to common stockholders	$107,587	$84,462	$301,072	$251,524

Average shares outstanding - diluted	92,340,368	85,768,696	89,199,498	84,129,894

Earnings per share - diluted	$0.49	$0.29	$1.33	$1.76

FFO per common share - diluted	$1.17	$0.98	$3.38	$2.99

The Company’s results for the three and nine months ended September 30, 2011 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items Decrease (Increase) in Net Income and FFO (dollars in thousands)

	YTD 2010	YTD 2011	Q3 2010	Q3 2011

Land impairments (1)	$-	$14,052	$-	$14,052
Gain on sale of land	-	(13,716)	-	(13,716)
Interest income on escrow	-	(2,478)	-	-
Severance and related costs	(1,550)	(400)	-	-
Legal settlement proceeds, net	(927)	-	-	-
Severe weather costs	672	-	-	-
Excise tax	30	-	-	-
Acquisition costs	-	1,010	-	51
Investment Management Fund transaction costs, net (2)	636	446	416	75

Total non-routine items	$(1,139)	$(1,086)	$416	$462

Weighted Average Dilutive

Shares Outstanding	84,129,894	89,199,498	85,768,696	92,340,368

(1) Includes an impairment charge recognized for an unconsolidated joint venture.

(2) Represents the Company’s proportional share of Fund II transaction costs.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2011 to the ranges provided for projected EPS (diluted) is as follows:

	Low Range	High Range

Projected EPS (diluted) - Q4 2011	$ 0.54	$ 0.58
Projected depreciation (real estate related)	0.65	0.65

Projected FFO per share (diluted) - Q4 2011	$ 1.19	$1.23

Projected EPS (diluted) - Full Year 2011	$ 1.84	$1.88
Projected depreciation (real estate related)	2.81	2.81
Projected gain on sale of operating communities	(0.08)	(0.08)

Projected FFO per share (diluted) - Full Year 2011	$ 4.57	$ 4.61

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3 2011	Q3 2010	Q2 2011	Q1 2011	Q4 2010	YTD 2011	YTD 2010

Net Income	$ 44,677	$ 23,980	$ 43,192	$ 30,537	$ 26,668	$ 118,405	$ 147,414

Indirect operating expenses, net of corporate income	7,734	7,189	7,701	7,027	7,978	22,463	22,269

Investments and investment management expense	1,328	1,026	1,341	1,191	712	3,860	3,111

Expensed development and other pursuit costs	633	737	1,353	651	1,057	2,636	1,685

Interest expense, net	43,970	44,262	45,855	44,271	46,948	134,096	128,260

General and administrative expense	6,087	7,039	8,145	7,292	6,870	21,524	19,975

Joint venture loss (income)	(2,615)	325	(395)	(503)	(397)	(3,513)	(364)

Depreciation expense	62,262	57,926	62,215	60,594	59,909	185,071	169,819

Gain on sale of real estate assets	(13,716)	--	(7,675)	--	(1,854)	(21,391)	(72,220)

Impairment loss	14,052	--	--	--	--	14,052	--

(Income) loss from discontinued operations	1,808	2,232	1,911	2,019	1,982	5,737	4,387

NOI from continuing operations	$ 166,220	$ 144,716	$ 163,643	$ 153,079	$ 149,873	$ 482,940	$ 424,336

Established:

New England	$ 27,560	$ 25,369	$ 27,006	$ 25,482	$ 25,839	$ 80,048	$ 73,700

Metro NY/NJ	33,707	30,648	33,153	31,559	31,745	98,420	91,728

Mid-Atlantic/Midwest	22,055	20,794	22,404	21,643	21,760	66,102	61,903

Pacific NW	6,120	5,713	6,349	6,140	5,796	18,609	17,768

No. California	18,399	16,560	18,182	17,386	16,179	53,967	49,380

So. California	12,699	11,226	12,393	11,955	11,522	37,047	34,365

Total Established	120,540	110,310	119,487	114,165	112,841	354,193	328,844

Other Stabilized	23,309	18,181	22,274	20,025	19,830	65,604	48,544

Development/Redevelopment	22,371	16,225	21,882	18,889	17,202	63,143	46,948

NOI from continuing operations	$ 166,220	$ 144,716	$ 163,643	$ 153,079	$ 149,873	$ 482,940	$ 424,336

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2010 through September 30, 2011 or classified as held for sale at September 30, 2011). A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2011	2010	2011	2010

Income (Loss) from discontinued operations	$(1,808)	$(2,232)	$(5,737)	$(4,387)
Depreciation expense	474	827	1,884	2,508

NOI from discontinued operations	$(1,334)	$(1,405)	$(3,853)	$(1,879)

NOI from assets sold	--	27	--	2,287
NOI from assets held for sale	(1,334)	(1,432)	(3,853)	(4,166)

NOI from discontinued operations	$(1,334)	$(1,405)	$(3,853)	$(1,879)

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3 2011	Q3 2010	YTD 2011	YTD 2010

Rental revenue (GAAP basis)	$ 179,062	$ 169,265	$ 524,731	$ 501,261
Concessions amortized	257	1,021	1,244	4,703
Concessions granted	(99)	(751)	(416)	(2,461)

Rental revenue (with concessions on a cash basis)	$ 179,220	$ 169,535	$ 525,559	$ 503,503

% change -- GAAP revenue		5.8%		4.7%

% change -- cash revenue		5.7%		4.4%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2011 as well as prior years’ activities is presented in this release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2011 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 44,824
Interest expense, net	43,970

Depreciation expense	62,262
Depreciation expense (discontinued operations)	474

EBITDA	$ 151,530

EBITDA from continuing operations	$ 152,864
EBITDA from discontinued operations	(1,334)

EBITDA	$ 151,530

EBITDA from continuing operations	$ 152,864

Interest expense, net	$ 43,970

Interest coverage	3.5

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2011 is as follows (dollars in thousands):

NOI for Established Communities	$354,193
NOI for Other Stabilized Communities	65,604
NOI for Development/Redevelopment Communities	63,143
NOI for discontinued operations	(3,853)

Total NOI generated by real estate assets	479,087
NOI on encumbered assets	146,368

NOI on unencumbered assets	332,719

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as defined below, as of the beginning of the prior year. Therefore, for 2011, Established Communities are consolidated communities that have stabilized operations as of January 1, 2010 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.